Execution Version
GAMESTOP CORP.
NONQUALIFIED STOCK OPTION AWARD GRANT NOTICE

GameStop Corp., a Delaware corporation (the “Company”), hereby grants to Ryan Cohen (the “Participant”) an award of Options (as defined below) pursuant to the terms and conditions of this Nonqualified Stock Option Award Grant Notice (the “Grant Notice”) and in the Nonqualified Stock Option Award Terms and Conditions attached hereto (the “Terms and Conditions”). Together, this Grant Notice and the attached Terms and Conditions constitute the “Agreement” and the award granted hereby constitutes this “Award.” The Grant of this Award is made on the Grant Date (as defined below) (which is the date on which this Award was approved by the Board (as defined below)) subject to the approval by the Company’s stockholders of the Award. If the Company’s stockholders do not approve this Award, this Agreement shall be void ab initio and the Options will be forfeited. Any capitalized term that is defined in the Grant Notice shall have the same meaning ascribed thereto in the Terms and Conditions and any capitalized term that is used in the Terms and Conditions shall have the same meaning ascribed thereto in this Grant Notice.

Grant Date	January 6, 2026
Number of Shares Subject to Option	171,537,327
Exercise Price	$20.66
Expiration Date	The date that is ten (10) years from the Grant Date
Term	The period from the Grant Date through the Expiration Date

I.Performance Requirements
a.Generally. This Award is a performance-based award of nonqualified stock options to purchase shares of the Company’s Class A common stock, par value $.001 (“Shares”) as set forth in this Agreement (the “Options”). As detailed in the table below, this Award is divided into nine (9) tranches (each a “Tranche”). Each Tranche is numbered from 1 through 9 and represents a portion of this Award covering the number of Options specified next to the applicable Tranche number in the table below.
Each Tranche shall be earned subject to achieving both a “Market Capitalization Hurdle” and the corresponding “Cumulative Performance EBITDA Hurdle”, each as referred to in the table and described in more detail below (collectively, the “Performance Hurdles”) during the Term, so long as the Participant remains continuously actively employed as the Company’s Chief Executive Officer, Executive Chairman or in such other comparable position as then reasonably approved by the Board of Directors of the Company (the “Board”) (such employment, “Eligible Service”) through the applicable Vesting Date (as defined below).
No Tranche shall be earned and eligible to vest until the Committee determines, approves and certifies that the requisite Performance Hurdles for the applicable Tranche have been satisfied (a “Certification”), which Certification shall not be unreasonably withheld, conditioned, or delayed and shall be effective as of the date on which the final Performance Hurdle for such Tranche is determined by the Committee, or finally adjudicated by a court of competent jurisdiction, to have been achieved. The Committee may determine, approve and certify on different dates the achievement of the Market Capitalization Hurdle and the Cumulative Performance EBITDA Hurdle applicable to a given Tranche; however, for the avoidance of doubt, the Tranche shall not be earned and eligible to vest until both Performance Hurdles have been achieved for the applicable Tranche.
The Committee shall, as soon as reasonably practicable following the end of each fiscal quarter after the Grant Date, and in any event within sixty (60) days after the end of each such fiscal quarter, and upon the written request of the Participant, assess the extent to which the requisite Performance Hurdles have been satisfied. If the Committee fails to timely make a determination or issue a Certification, the Participant shall have the right to seek judicial relief to enforce the terms of this Agreement.
b.Performance Hurdles

Tranche #	Percentage of Options Subject to Tranche	Market Capitalization Hurdles	Cumulative Performance EBITDA Hurdles
1	10%	$20.0B	$2.0B
2	10%	$30.0B	$3.0B
3	10%	$40.0B	$4.0B
4	10%	$50.0B	$5.0B
5	10%	$60.0B	$6.0B
6	10%	$70.0B	$7.0B
7	10%	$80.0B	$8.0B
8	15%	$90.0B	$9.0B
9	15%	$100.0B	$10.0B
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1 Subject to other terms of this Agreement, in order for a particular Tranche to be earned and eligible to vest, both the Market Capitalization Hurdle and Cumulative Performance EBITDA Hurdle set forth next to such Tranche must be achieved during the Term. More than one (1) Tranche may be earned and eligible to vest simultaneously upon effectiveness of a Certification, provided that the requisite Market Capitalization Hurdle and Cumulative Performance EBITDA Hurdle for each Tranche have been met. For example, assume that none of the Tranches have been earned and eligible to vest, and upon a Certification, the Market Capitalization is determined to be $40.0B and the Cumulative Performance EBITDA is determined to be $4.0B. As of the effective date of such Certification, and subject to Participant remaining in Eligible Service through the applicable Vesting Date (as described in Section III), Tranches 1, 2 and 3 will be earned. For the avoidance of doubt, no Options will be earned if a Market Capitalization Hurdle of at least $20.0B is not achieved or if a Cumulative Performance EBITDA Hurdle of at least $2.0B is not achieved, and there will be no interpolation between hurdles.
2 The Performance Hurdles are subject to adjustment pursuant to the terms of this Agreement relating to certain corporate transactions. See Section II of this Grant Notice.
c.Determining Achievement of Market Capitalization Hurdles
For purposes of this Award:
When measuring the Market Capitalization to determine whether a Market Capitalization Hurdle is met, “Market Capitalization” on a particular day (each, a “Determination Date”) refers to the “Sixty-Trading-Day Market Capitalization” determined in accordance with the following:
i.    A trading day refers to a day on which the primary stock exchange or national market system on which the Shares trade (or on which it last traded if the Shares are no longer listed) (the “Primary Exchange”) is open for trading.
ii.    The Company’s daily market capitalization for a particular trading day is equal to the product of (a) the total number of outstanding Shares as of the close of such trading day, as reported by the Company’s transfer agent, and (b) the closing price per Share as of the close of such trading day, as reported by the Primary Exchange (or other reliable source selected by the Committee if the Primary Exchange is not reporting a closing price for that day) (such product, the “Daily Market Capitalization”).
iii.    The “Sixty-Trading-Day Market Capitalization” is equal to the quotient of (a) the sum of the Daily Market Capitalization of the Company for each trading day during the sixty (60)-trading day period immediately prior to and including the Determination Date, divided by (b) 60.
iv.    The Market Capitalization Hurdle set forth in the table above for a particular Tranche is met if the Sixty-Trading-Day Market Capitalization is equal to or exceeds the applicable Market Capitalization Hurdle on the Determination Date. Once a Market Capitalization Hurdle is achieved, it is forever deemed achieved for purposes of the eligibility of the Tranches to be earned and eligible vest.
d.Determining Achievement of Cumulative Performance EBITDA Hurdles
For purposes of this Award:
“Performance EBITDA” means, for any fiscal quarter, an amount equal to the “Adjusted EBITDA” as reported in the earnings release furnished pursuant to Item 2.02 of Form 8-K for such fiscal quarter; provided that (i) unrealized gain or loss on investments (including unrealized gain or loss on digital assets) shall be added back or deducted (as applicable) to the extent not already included in “Adjusted EBITDA”; and (ii) stock-based compensation expense will be added back to Performance EBITDA to the extent such expenses were deducted in computing “Adjusted EBITDA”.
“Cumulative Performance EBITDA” means, as of any Determination Date, the sum of the Performance EBITDA for each fiscal quarter of the Company completed from and including the fiscal quarter that begins on February 1, 2026 through and including the most recently completed fiscal quarter for which the Company has reported financial results in an earnings release furnished pursuant to Item 2.02 of Form 8-K (or, if not so furnished, in a Form 10-Q or Form 10-K) as of such Determination Date.
Performance EBITDA (and Cumulative Performance EBITDA) shall be calculated and applied in a manner consistent from period to period. No amendment, modification, reinterpretation, reclassification or other change to the Performance EBITDA definition (including through changes in accounting policies, financial statement presentation, or non-GAAP adjustment practice) shall apply for purposes of this Agreement without the Participant’s prior written consent. To the extent a change in GAAP (or related reporting presentation) affects the calculation of Performance EBITDA (and Cumulative Performance EBITDA), the Award shall be amended (to the extent necessary) to preserve the original economic intent of Performance EBITDA (and Cumulative Performance EBITDA) as of the Grant Date. If the Company does not publicly report Performance EBITDA for any fiscal quarter, the Company shall provide the Participant and the Committee with a written calculation of Performance EBITDA for such fiscal quarter (including a reconciliation to the most directly comparable GAAP measure) within fifteen (15) days following the public release of the Company’s financial results for such fiscal quarter.
e.Determination of Vesting upon Change in Control. Notwithstanding Section I(c) and Section I(d) of this Grant Notice, in the event of a Change in Control, the Cumulative Performance EBITDA Hurdles shall be disregarded and the Committee shall assess, in accordance with the below, the extent to which any previously unsatisfied Market Capitalization Hurdles will be satisfied as a result of the Change in Control and the number of Options that are earned and eligible to vest on account of the Change in Control. To the extent that Options allocated to a Tranche have not been earned and vested as of immediately before the effective time of the Change in Control and do not become eligible to be earned and eligible vest as a result of the Change in Control as described herein, such Tranche shall be forfeited automatically as of the effective time of the Change in Control.
In the event of a Change in Control, the Market Capitalization shall equal the product of (a) the total number of outstanding Shares immediately prior to the effective time of such Change in Control, as reported by the Company’s transfer agent, and (b) the greater of (i) the most recent closing price per Share immediately prior to the effective time of such Change in Control, as reported by the Primary Exchange (or other reliable source selected by the Committee if the Primary Exchange is not reporting a closing price for that day), and (ii) the per Share price (plus the per Share value of any other consideration, as determined by the Committee) received by the Company’s stockholders in the Change in Control.
II.Milestone Adjustments in Event of Certain Corporate Transactions. The Performance Hurdles will be adjusted by the Committee equitably and proportionately as determined by the Committee in a manner designed to preserve the economic opportunity provided under the Award, (a) higher to account for acquisition activity for which stock is provided as consideration; and (b) lower to account for a split-up, spin-off, dividend or other distribution (whether in the form of cash, shares, other securities, or other property) or divestiture activity, in each case, that could be considered material to the achievement of the Performance Hurdles, as applicable.
III.Vesting.
a.Generally. Subject to Section III(b) of this Grant Notice and the Terms and Conditions below, Options shall vest and become exercisable on the applicable Vesting Date or, if earlier, a Change in Control, subject to the Participant continuing in Eligible Service through such date. Except as provided under Section III(b), if the Participant ceases Eligible Service for any reason, then any portion of this Award that has not vested by the date the Participant ceases Eligible Service will be forfeited automatically as of such date and never shall become vested. For the avoidance of doubt, for purposes of Section III(c), the Participant’s cessation of Eligible Service after the applicable Vesting Date (as defined below) but before Certification in connection therewith shall not result in forfeiture of such vested portion of the Award. For purposes of vesting on account of a Change in Control, the requirement that the Participant remain in Eligible Service through the Change in Control shall be deemed satisfied if the Participant’s Eligible Service terminated in a Good Leaver Termination that occurred no more than six (6) months prior to the Change in Control.
For purposes of this Agreement, “Vesting Date” means the last day of the fiscal quarter during which the final Performance Hurdle for the applicable Tranche(s) was achieved.
b.Termination Without Cause, Disability, Death or Resignation for Good Reason. Notwithstanding Section III(a) above and subject to this Section III(b), if the Company terminates the Participant’s Eligible Service without Cause, the Participant’s Eligible Service terminates due to Disability or death or the Participant resigns for Good Reason (each a “Good Leaver Termination”), then each Tranche for which, as of the applicable Determination Date, (1) the Market Capitalization (determined as of the day immediately before the date of the Good Leaver Termination) has exceeded the sum of the immediately preceding Tranche’s Market Capitalization Hurdle plus $8.0B and (2) the Cumulative Performance EBITDA (calculated as of the end of the fiscal quarter immediately preceding the date of the Good Leaver Termination) has exceeded eighty percent (80%) of the applicable tranche’s Cumulative Performance EBITDA Hurdle shall be deemed achieved (each, a “Deemed Achieved Tranche” and collectively, “Deemed Achieved Tranches”), and the Options allocated to each Deemed Achieved Tranche shall immediately vest and become exercisable as of the date of the Good Leaver Termination; provided that any such Options that have not vested prior to or in connection with the Good Leaver Termination shall remain outstanding for six (6) months following the Good Leaver Termination and be eligible to be earned and vest in accordance with the last sentence of Section III(a) and subject to Section I(c) and, if not vested in accordance therewith shall be forfeited automatically as of the date of the six (6)-month anniversary of the Good Leaver Termination date. For example, assume that none of the Tranches have been earned and eligible to vest prior to the Participant’s Good Leaver Termination, and at the time of such Good Leaver Termination, the Market Capitalization is determined to exceed $38.0B and the Cumulative Performance EBITDA is determined to exceed $3.2B, Tranches 1, 2 and 3 will Deemed Achieved Tranches while, if such Market Capitalization is determined to be $32.0B and the Cumulative Performance EBITDA is determined to exceed $3.2B, only Traches 1 and 2 will be Deemed Achieved Tranches. The Committee shall determine, approve and certify the extent to which any Deemed Achieved Tranches have been achieved as soon as reasonably practicable. The vesting of Options allocated to a Deemed Achieved Tranche shall be conditioned upon the Participant’s (or the Participant’s authorized representative’s) execution, delivery and non-revocation of a release of claims in favor of the Company and its Affiliates in the form attached as Exhibit B (the “Release”) within sixty (60) days following the Good Leaver Termination. The Release shall (i) release only claims relating to the Participant’s employment or termination of employment and shall not include claims held by the Participant in the Participant’s capacity as a stockholder, and (ii) not release any rights to indemnification, advancement of expenses, or coverage under any directors’ and officers’ insurance policies. If the Release does not become effective within such sixty (60)-day period, then no Deemed Achieved Tranche shall be deemed achieved for purposes of this subsection (1) (it being understood that any Options vested as of the Good Leaver Termination shall remain exercisable in accordance with Section IV).

For purposes of this Agreement:
“Cause” means any one of the following: (i) the Participant’s willful refusal to perform the Participant’s duties to the Company or the lawful direction of the Board (other than due to Disability); (ii) the Participant’s willful misconduct, whether or not in the performance of the Participant’s duties to the Company, which results (or that, if publicized, would be reasonably likely to result) in material damage to the business or reputation of the Company or any of its affiliates or subsidiaries; (iii) the Participant’s material breach of any agreement with, policy of or duty owed to the Company or any of its affiliates or subsidiaries that results (or that, if publicized would reasonably be likely to result) in material damage to the business or reputation of the Company or any of its affiliates or subsidiaries; provided, however, an act or omission described in this clause (iii) will constitute “Cause” only if it is not cured to the reasonable satisfaction of the Board or its delegate following a reasonable opportunity to cure following written notice by the Company (such notice to state with specificity the nature of the breach); or (iv) the Participant’s conviction of, or plea of nolo contendere to, a crime involving fraud, dishonesty or misappropriation, which results (or that, if publicized, would be reasonably likely to result) in material damage to the business or reputation of the Company or any of its affiliates or subsidiaries. For purposes of this definition, no act, failure to act or omission on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that such act or omission was in, or not opposed to, the best interests of the Company. A termination due to the Participant’s death or Disability will not constitute a termination for Cause.
“Disability” means a medically determinable physical or mental impairment that would entitle the Participant to income replacement benefits under any long-term disability plan maintained or sponsored by the Company.
“Good Reason” means the occurrence of any of the following events without the Participant’s prior written consent: (i) the assignment to the Participant of duties that result in a substantial diminution of the duties that the Participant assumed on the Grant Date (including reporting to anyone other than solely and directly to the Board); (ii) the assignment to the Participant of a title that is different from the Participant’s current title as Executive Chairman or that is different from and subordinate to the title of Executive Chairman of the Company (provided, however, that, in no case shall failure of the Participant to be re-elected to the Board constitute Good Reason); and (iii) any requirement that Participant relocate the Participant’s primary residence. The Participant must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company will have sixty (60) days from the date on which such notice is provided to cure such circumstances. If such circumstance remains uncured and the Participant does not terminate employment for Good Reason within thirty (30) days after the end of the cure period, then the Participant will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.
c.Expiration of the Term. No later than the Expiration Date and with respect to any Options that have not then-been earned and vested, the Committee shall promptly assess whether the Performance Hurdles in Section I(b) of this Grant Notice have been satisfied as of the Determination Date that coincides with or immediately precedes the Expiration Date and provide a Certification in respect of the same effective as of the day prior to the last day of the Term as soon as reasonably practicable. Any Tranches for which both Performance Hurdles have not been achieved during the Term will be forfeited automatically as of the Expiration Date and never shall become vested.

IV.Expiration of Options. The Options shall terminate and no longer be exercisable on the Expiration Date, or if earlier, as provided in this Section IV. For the avoidance of doubt, no Options which have vested may be exercised after the Expiration Date.
a.Good Leaver Termination. If the Participant’s Eligible Service is terminated as a result of a Good Leaver Termination, the Participant may exercise Options which have vested until the earlier of (1) eighteen (18) months following the termination of the Participant’s Eligible Service or (2) the Expiration Date.
b.Termination for Cause. If the Participant’s Eligible Service is terminated by the Company for Cause, the Participant may exercise Options which have vested until the earlier of (1) ninety (90) days following the termination of the Participant’s Eligible Service or (2) the Expiration Date.
c.Resignation by the Participant without Good Reason. If the Participant resigns without Good Reason, the Participant may exercise Options which have vested until the earlier of (1) six (6) months following the termination of the Participant’s Eligible Service or (2) the Expiration Date.
V.No Stockholder Rights. Neither the Participant nor any person claiming under or through the Participant shall have any of the rights of stockholder of the Company in respect of any Shares deliverable hereunder, including any right to vote or receive dividends or distributions (whether in cash or in kind), unless and until such Options have been exercised and certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
VI.Holding Period. During the Participant’s lifetime, except as required to satisfy taxes due in respect of the exercise of Options which have vested under this Award (including without limitation withholding required by Section 7 of the Terms and Conditions) or otherwise required as part of a Change in Control, the Participant shall not sell or dispose of Shares acquired upon exercise of the Options until after the two (2) year anniversary of the applicable date of exercise of such Options; provided, however, that the Participant may conduct transactions that involve merely a change in the form in which the Participant owns such Shares (e.g., transfer Shares to an inter vivos trust for which Participant is the beneficiary during Participant’s lifetime) or as may be permitted by the Committee in its discretion consistent with the Company’s internal policies. For the avoidance of doubt, the requirements of this Section VI will continue following any termination of the Participant’s employment.
VII.Limited Pledging. Prior to the expiration of the holding period described in Section VI above, the Company agrees that, solely in order to satisfy any taxes due in respect of the exercise of Options which have vested (including, without limitation, the withholding required by Section 7 of the Terms and Conditions), the Participant may pledge Shares to be received in connection with the exercise of the Options. Otherwise, pledging of Shares received in connection with the exercise of Options is not allowed prior to the expiration of the holding period under any circumstances except as expressly permitted by the Committee. After the expiration of the holding period described in Section VI above, the Participant may pledge Shares acquired upon exercise of the Options in accordance with the Company’s then-applicable policies.

VIII.Failure to Obtain Stockholder Approval. In the event that the Company’s stockholders (a) do not approve the Award within twelve (12) months following the Grant Date, or (b) vote upon the Award at any meeting of the Company’s stockholders and do not approve the Award by the requisite vote, in each case in accordance with the applicable rules of the New York Stock Exchange (or other primary stock exchange or national market system on which the Common Stock trades), the Award automatically will be forfeited as of such date and the Participant shall have no further rights to the Award, the Options or any Shares underlying the Options. In no event may the Options or any portion thereof be exercised, or any Shares be issued upon exercise, before the Company’s stockholders approve the Award, notwithstanding any vesting of all or a portion of the Options prior to such stockholder approval.

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By the Participant’s signature and the signature of the representative of the Company below, the Participant and the Company agree that this Award of Options is granted under and governed by the terms, conditions and restrictions of this Agreement, including the Option Award Terms and Conditions, attached hereto, all of which are made a part of this document. The Participant acknowledges and agrees that by accepting this Agreement either electronically through the electronic acceptance procedure established by the Company or through written acceptance delivered to the Company in a form satisfactory to the Company, such acceptance will constitute the Participant’s acceptance of and agreement with all of the terms and conditions of this Agreement. The Participant has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to this Agreement.

PARTICIPANT:	GAMESTOP CORP.
/s/ Ryan Cohen	By:	/s/ Mark Robinson
Ryan Cohen	Name:	Mark H. Robinson
	Title:	General Counsel

GAMESTOP CORP.
NONQUALIFIED OPTION AWARD TERMS AND CONDITIONS
I.Additional Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
(a)“Affiliate” means any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company or in which the Company has a significant equity interest, in either case as determined by the Board; provided, however, that the definition of Affiliate shall be limited to entities that are eligible issuers of service recipient stock (as defined in Treas. Reg. Section 1.409A-1(b)(5)(iii)(E), or applicable successor regulation) for Awards that would otherwise be subject to Code Section 409A, unless the Committee determines otherwise.
(b)“Change in Control” means a “Change in the Ownership of the Company,” a “Change in Effective Control of the Company,” or a “Change in the Ownership of a Substantial Portion of the Assets of the Company,” all as defined below:
(i)A “Change in the Ownership of the Company” occurs on the date that any one person, or more than one person acting as a group (within the meaning of Code Section 409A), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group (within the meaning of Code Section 409A), is considered to own more than fifty (50) percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a “Change in the Ownership of the Company.”
(ii)A “Change in the Effective Control of the Company” occurs only on the date that either: (A) Any one person, or more than one person acting as a group (within the meaning of Code Section 409A), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty (30) percent or more of the total voting power of the Company; or (B) A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.
(iii)A “Change in the Ownership of a Substantial Portion of the Assets of the Company” occurs on the date that any one person, or more than one person acting as a group (within the meaning of Code Section 409A), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
(c)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(d)“Committee” means the Compensation Committee of the Board or any successor committee the Board may designate to administer this Award, provided such Committee consists of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, and (ii) an “independent director” for purposes of the rules and regulations of the New York Stock Exchange. Notwithstanding the foregoing, the Committee, in accordance with applicable state law, may appoint to one or more officers of the Company the authority to grant Awards to Participants who are not subject to the requirements of Section 16 of the Exchange
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Act, in that case and with respect to the issuance of such Awards, any reference herein to “the Committee” will also mean the officer or officers so appointed.
(e)“Director” shall mean any member of the Board.
(f)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(g)“Fair Market Value” of Shares as of a specified date shall mean, if the Shares are listed or admitted to trading on a securities exchange registered under the Exchange Act, the closing price of the Shares for the date as of which Fair Market Value is being determined as reported on an established securities market (within the meaning of Treasury Regulations Section 1.897-1(m)) on which the Shares are traded, or, if such date is not a trading day, the closing price for the most recently preceding trading day. If the Shares are not listed or admitted to trading on any such exchange, Fair Market Value shall be determined by the Committee in its sole discretion using appropriate criteria. Notwithstanding the foregoing, the Fair Market Value of Shares shall be determined in accordance with Code Section 409A, to the extent necessary for an Award to comply with or be exempt from Code Section 409A.
(h)“Tax Obligations” means any Federal, state or local withholding or other taxes of any type whatsoever required to be paid or withheld by the Company with respect to the exercise of the Options or the issuance of Shares upon exercise of the Options, and any other Company tax obligations which the Participant has agreed to bear with respect to the Options or Shares. For the avoidance of doubt, “Tax Obligations” includes, without limitation, all Federal, state and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be paid or withheld by the Company with respect to the Options or Shares, which are attributable to the Participant’s tax obligations.
II.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the SEC or any other governmental regulatory body or the clearance, consent or approval of the SEC or any other governmental regulatory authority (together, the “Issuance Requirements”) is necessary or desirable as a condition to the purchase by, or issuance of Shares to, the Participant (or the Participant’s estate) hereunder, such purchase or issuance will not occur unless and until such Issuance Requirements will have been completed, effected or obtained free of any conditions not acceptable to the Company. Shares will not be issued pursuant to the exercise of the Options unless the exercise of the Options and the issuance and delivery of such Shares will comply with applicable laws and, to the extent the Company determines to be appropriate, will be further subject to the approval of counsel for the Company with respect to such compliance. Subject to the terms of the Award, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of exercise of the Options as the Committee may establish from time to time for reasons of administrative convenience. The Company will make all reasonable efforts to meet the Issuance Requirements. Assuming such satisfaction of the Issuance Requirements, for income tax purposes the exercised shares will be considered transferred to the Participant on the date the Options are exercised with respect to such exercised shares. The inability of the Company to meet the Issuance Requirements deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such Issuance Requirements will not have been met. As a condition to the exercise of the Options, the Company may require the person exercising the Options to represent and warrant at the time of any such exercise that the Shares are being
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purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
III.Non-Transferability of Options. The Options may not be sold, pledged, assigned, hypothecated, gifted, transferred, otherwise encumbered or disposed of in any manner, either voluntarily or involuntarily, by operation of law or otherwise, other than by will or by the laws of descent and distribution and will not be subject to sale under execution, attachment or similar process. Any attempt to sell, pledge, hypothecate, gift, transfer or otherwise dispose of the Options in violation of this Agreement, or upon any attempted sale under any execution, attachment or similar process in violation of this Agreement, will be null and void.
IV.Investment Representations. The Participant represents and warrants to the Company that the Participant is acquiring the Options for investment for the Participant’s own account, not as a nominee or agent, and not with a view toward any distribution or resale thereof. As a further condition to the issuance of the Options, the Company may require that certain agreements, undertakings, representations, certificates, and/or information or other matters, as the Company may deem necessary or advisable, be executed, agreed to and/or provided to the Company to assure compliance with all applicable laws or regulations.
V.Section 409A. This Award is intended to be exempt from Section 409A of the Code pursuant to Treas. Reg. Sec. 1.409A-1(b)(5) as a stock right and should be interpreted accordingly.
VI.Exercise of Options.
(a)Manner of Exercise. Notwithstanding anything herein to the contrary, the Options may not be exercised, and no Shares may be issued upon exercise, unless and until the Company’s stockholders approve the Award. The Participant may exercise all or any portion of the Options which have vested (but for the avoidance of doubt, not for any fractional Shares) by delivering written or electronic notice in a form approved by the Committee, or in a manner and pursuant to such procedure as the Committee may determine, which shall state the election to exercise the Options which have vested, the number of Shares with respect to which the Option is being exercised and contain such other representations and agreements as may be required by the Company (the “Exercise Notice”). For the avoidance of doubt, the Options may be exercised only within the Term set out in the Grant Notice, and may be exercised during such Term only in accordance with the Award and these Terms and Conditions. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all exercised shares together with any Tax Obligations. The Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.
(b)Payment of Exercise Price. The Exercise Price shall be payable (i) in cash or by certified check or bank check or wire transfer of immediately available funds, (ii) subject to the Participant providing the Company with at least ninety (90) days’ notice, through net exercise, upon which the Participant shall receive a number of Shares equal to the aggregate number of Shares being purchased upon exercise of such Option less the number of Shares having a Fair Market Value equal to the aggregate purchase price of the Shares as to which the Option is being exercised or (iii) if permitted by law, selling a sufficient number of Shares via a sell-to-cover arrangement or a broker-assisted sale in coordination with the Company through such means as the Company may determine in its sole discretion.
(c)Issuance of Shares. As soon as administratively practicable following the date any portion of the Options which have vested are deemed exercised pursuant to Section 6(a) and
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Section 6(b), subject to the withholding referred to in Section 7, and except as otherwise provided herein as may be determined by the Committee, the Company shall issue (or cause to issue) such Shares promptly after the Option is exercised.
(d)HSR Fee. The Company shall pay all fees payable to a governmental authority associated with any filings required under the U.S. Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) in connection with the issuance of Shares under this Agreement. The Participant and the Company will make commercially reasonable efforts in respect of any exercise of the Options to comply with the HSR Act requirements, including making any filings required under the HSR Act. In no event may any Shares be issued upon exercise unless and until the HSR Condition is satisfied. For purposes of this Agreement, the “HSR Condition” means the termination or expiration of any waiting period under the HSR Act to the extent applicable to the Participant’s acquisition of Shares upon exercise of the Options.
VII.Withholding.
(a)Payment of Tax Withholdings. The Company shall require the payment of any Tax Obligations arising with respect to this Agreement not later than the date such Tax Obligations arise. Subject to the Participant providing the notice described below, the Participant may satisfy any Tax Obligations, in whole or in part, as permitted under applicable laws, by electing to have the Company withhold a number of Shares otherwise issuable to the Participant as a result of the exercise of the Options which have vested having a Fair Market Value equal to (rounded up to the nearest whole Share) up to the maximum statutory rate for such Tax Obligations (“net-settlement”) and the Company may take such steps to fund such amount as the Committee determines appropriate. In order to make the aforementioned election, the Participant must provide notice to the Company of this election at least ninety (90) days prior to the Tax Obligation arising. To the extent the Participant does not timely elect to have the Company withhold Shares in accordance with the immediately preceding sentence, then the Participant may satisfy any Tax Obligations by paying cash or, if permitted by law, selling a sufficient number of Shares otherwise deliverable to the Participant via a sell-to-cover arrangement or a broker-assisted sale in coordination with the Company through such means as the Company may determine in its sole discretion. If the Participant provides a notice under this Section 7(a) of the Participant’s election of net-settlement in connection with the exercise of Options and the Participant subsequently fails to exercise such Options, any failure by the Participant to again exercise Options following a subsequent net-settlement notice under this section 7(a) will be considered a breach of this Agreement.
(b)Tax Obligations. The Participant acknowledges that, regardless of any action taken or not taken by the Company, the ultimate liability for any Tax Obligations is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company. The Participant further acknowledges that the Company (A) makes no representations or undertakings regarding the tax treatment of any aspect of the Award, including, but not limited to, the grant, vesting, exercise of Options or subsequent sale of the underlying Shares, and (B) does not commit to and is under no obligation to structure the terms of the grant or administer any aspect of the Award to reduce or eliminate the Participant’s tax liability or to achieve any particular tax result. Further, if the Participant is subject to Tax Obligations in more than one (1) jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company may be required to withhold or account for Tax Obligations in more than one (1) jurisdiction. If the Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable evet, the Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.
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(c)Tax Consequences. The Participant has reviewed with the Participant’s own tax advisors the U.S. Federal, state, local and non-U.S. tax consequences of the transactions contemplated by this Agreement. With respect to such matters, the Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax obligations and any other tax-related liabilities that may arise as a result of the transactions contemplated by this Agreement.
VIII.Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Participant indicating restrictions on transferability of the Shares pursuant to this Agreement or under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are listed or any national securities association system upon whose system the Shares are quote, any applicable Federal or state securities law, and any applicable corporate law.
IX.Company Policies and Plans. In consideration for the grant of this Award, the Participant agrees to be subject to any policies of the Company regarding clawback, securities trading and hedging or pledging of securities as of the Grant Date, or as may otherwise be required by applicable law, regulation or exchange listing standard. The Committee may require the Participant to forfeit, return or reimburse the Company all or a portion of the Options and any amounts paid thereunder pursuant to the terms of any such clawback policy or as necessary or appropriate to comply with applicable law.
X.Covenants. In consideration for, and as a condition of, the grant of this Award, the Participant agrees to the covenants attached hereto as Exhibit A (collectively, the “Covenants”). The Participant acknowledges and agrees that the Participant’s receipt of the Options granted under this Agreement further aligns the Participant’s interests with the long‐term business interests of the Company and the Company Group (as defined in the Covenants). The Participant agrees and acknowledges that the Covenants are an integral part of this Agreement, the Participant acknowledges that the Participant’s agreement to the terms of this Agreement, including Exhibit A attached hereto, is a material inducement for the Company to provide the Award, and the Participant would not have been granted the Options hereunder had the Participant not agreed to be bound by the terms and conditions of the Covenants.
XI.Notice. Any notice or communication by the Company or the Participant to the other is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), facsimile transmission, email or overnight air courier guaranteeing next day delivery, to the others’ address:
if to the Company:    625 Westport Parkway, Grapevine, Texas 76051
            Telephone: (817) 424-2000
            Facsimile: (817) 722-2928
            Attention: General Counsel and Secretary
With a copy (which shall not constitute notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Telephone: (212) 763-1818Attention: Richard Brand; Erica Hogan; and Robin Melman
if to the Participant:    At the Participant’s address as shown in the records of the Company
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XII.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
XIII.Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees; and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Participant and the Participant’s heirs, legatees, legal representatives. executors, administrators, successors and assigns. The rights and obligations of the Participant under this Agreement may be assigned only with the prior written consent of the Committee.
XIV.Administration. The Participant represents that the Participant has read this Agreement and is familiar with its terms, and hereby accepts the Award subject to the terms and provisions of this Agreement. It is expressly understood that the Committee is authorized to administer, construe and interpret this Agreement and may adopt rules and regulations as it may deem appropriate for the administration of this Award, all of which will be final, conclusive and binding upon all persons, including the Company, its Affiliates, stockholder, Directors, employees, and the Participant and beneficiaries. All actions of the Committee shall be taken by majority vote of its members. The Committee and its members shall not be liable for any action or determination made in good faith with respect to this Agreement.
XV.Adjustments. To prevent the dilution or enlargement of benefits or potential benefits intended to be made available under this Agreement, in the event of any corporate transaction or event such as a stock dividend, extraordinary dividend or other similar distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event affecting the Shares (any such transaction or event, a “Transaction”), then the Committee shall, in such manner as the Committee deems equitable adjust the number of Options subject hereto. No such adjustment shall be authorized to the extent that such adjustment would cause the Options to violate the provisions of Section 409A of the Code. Any adjustments made by the Committee shall be binding on the Participant. If the Committee determines that an adjustment in accordance with the provisions of this Section 15 would not be fully consistent with the purposes of this Agreement or the purposes of the Options, the Committee may make such other adjustments, if any, that the Committee reasonably determines are consistent with the purposes of this Agreement.
XVI.Amendment. The Committee may, with the consent of the Participant, at any time or from time to time amend the terms and conditions of this Award.
XVII.Severability. The invalidity, illegality or unenforceability of all or any portion of any provision in Exhibit A shall not in any way affect, impair, invalidate or render unenforceable this Agreement or Exhibit A or any other portion of such provision or any other provision hereof. In the event that any provision herein is determined to be invalid, illegal or unenforceable, for any reason (including by reason of the geographical or business scope or duration thereof), any court (or arbitrator) having jurisdiction thereof shall have the power to reform such provision to the extent necessary for such provision to be enforceable to the maximum extent compatible with applicable law. If a court of competent jurisdiction (or arbitrator) cannot modify an offending provision (or portion thereof) to be made valid or enforceable (or if the court is restricted by applicable law from performing such
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modification), then it shall sever only the offending provision (or portion thereof) from Exhibit A, and all remaining provisions (and portions thereof) shall remain enforceable.
XVIII.Waiver. The failure of either party hereto to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party from thereafter enforcing each and every other provision of this Agreement. The rights granted to both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances. The waiver by any party hereto of a breach by any other party hereto of a provision of Exhibit A shall not operate or be construed as a waiver of any subsequent breach by such party. Any settlement or decision not to enforce the terms of Exhibit A with respect to any other employee shall have no effect on the Participant’s obligations hereunder and shall not be deemed a waiver of Exhibit A.
XIX.No Continuation of Service. This Award will not confer upon the Participant any right to continue in service with the Company, nor affect the right of the Company to terminate the Participant’s service at any time, for any reason, even if such termination would result in the forfeiture of this Award. The Participant acknowledges and agrees that the vesting of Options pursuant to the vesting provisions of this Agreement is earned only by (among other things) the Participant’s continued service with the Company and not through the act of being granted the Award.
XX.Entire Agreement. This Agreement (including Exhibits A and B) contains the parties’ entire understanding and agreement regarding the Award and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the Award. The Participant expressly warrants the Participant is in no way relying on any promises, representations, or inducements other than those contained herein.
XXI.Governing Law; Venue. This Agreement will be construed in accordance with the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws; provided, however, that Exhibit A will be construed in accordance with the laws of the State of Texas, without regard to the application of the principles of conflicts of laws. Any action or proceeding by either of the parties relating to or arising out of this Agreement shall be brought only in a state or federal court located in the state of Delaware. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
XXII.Exculpation. This Award and all documents, agreements, understandings and arrangements relating hereto have been issued on behalf of the Company by officers acting on its behalf and not by any person individually. None of the officers, Directors or stockholders of the Company shall have any personal liability with respect to this Award. The Participant shall look solely to the assets of the Company for satisfaction of any liability of the Company in respect of this Award and will not seek recourse or commence any action against any of the Directors, officers or stockholders of the Company, or any of their personal assets, for the performance or payment of any obligation hereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties with respect to this Award. To the maximum extent permitted by applicable law and to the extent not covered by insurance, each officer or former officer and member or former member of the Committee or of the Board and any designated person shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Company) or liability (including any sum paid in settlement of a claim with the approval of the Company), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with this Agreement, except to the extent arising out of such officer’s or former officer’s, member’s or former
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member’s, or designated person’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the officers, directors or members or former officers, directors or members may have under applicable law.
XXIII.Payment of Participant’s Legal Fees. The Company has agreed to pay (a) reasonable legal fees incurred by the Participant in connection with the negotiation, documentation, and consummation of the grant of this Award, the execution of this Agreement and review of the Public Statements (as defined below), up to the aggregate amount of $275,000 and (b) reasonable legal fees incurred by the Participant in connection with the HSR approval for the issuance of Shares upon any exercise of the Options, up to the aggregate amount of $100,000. For the avoidance of doubt, the obligation to pay legal fees under this Section 23 is in addition to the Company’s obligation to pay fees for any HSR Act filings as provided in Section 6(d) above.
XXIV.Public Statements. Prior to the date of any press release, public statement or public document (including any U.S. Securities and Exchange Commission filing or other regulatory related document) issued, filed or furnished in connection with the grant of the Award or the applicable HSR Act approval (collectively, the “Public Statements”), the Company shall consult with and provide the Participant reasonable opportunity to review such Public Statement prior to the issuance thereof.
XXV.Captions; Construction. The captions in this Agreement are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein. The term “including” as used in this Agreement and any Exhibit shall be deemed followed by the words “without limitation.”
XXVI.No Advice Regarding Grant; Advisors. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding this Agreement or the Participant’s acquisition or sale of the Shares. The Participant is hereby advised to consult with the Participant’s own tax, legal and financial advisors prior to signing the Covenants and regarding this Agreement before taking any action related to this Agreement, and the Participant represents that the Participant has consulted with an attorney before entering into this Agreement.
XXVII.Electronic Delivery of Documents. The Participant authorizes the Company to deliver electronically any prospectuses or other documentation related to this Award and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e‐mail or e‐mail notification that such documentation is available at a specified website address. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.
XXVIII.Errors. The Committee at any time may take any action it deems equitable, in good faith, to correct any manifest error made under this Agreement without prejudice to the Company.
[Exhibits A and B follow.]

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EXHIBIT A
COVENANTS

I.Confidential Information. In the course of the Participant’s employment or continued employment with the Company, the Company will provide the Participant with, and the Participant will have access to, Confidential Information (as defined below). The Participant agrees that: (i) upon termination of employment, and at any other time upon the Company’s request, the Participant will promptly return to the Company all materials and all copies of materials constituting, reflecting, or involving any Confidential Information in the Participant’s possession, custody or control; (ii) during and after employment with the Company (unless as necessary to carry out the Participant’s obligations as an employee of the Company), the Participant shall not (x) disclose, in whole or in part, directly or indirectly, any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever or (y) use, in whole or in part, directly or indirectly, any Confidential Information for the Participant’s own purposes or for the benefit of any person, firm, corporation, association or other entity (except for the Company Group (as defined below)); and (iii) the Participant shall follow all Company policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of the Participant’s duties on behalf of the Company, the Participant shall not remove from the facilities, premises, or computer systems of the Company any equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by the Participant or obtained by the Company. The covenants of this Section 1 shall apply to all Confidential Information, whether now known or later to become known to the Participant during the period that the Participant is employed by or affiliated with the Company.
II.Covenants During and After Employment.
a.Faithful Service; Outside Activities. During the Participant’s Eligible Service, the Participant will faithfully serve the Company in such a manner so as to satisfactorily perform the Participant’s duties to the Company. Notwithstanding the foregoing, the Company acknowledges and agrees that the Participant has engaged and continues to engage in other investment activities, and nothing in this Agreement shall be interpreted to foreclose the continuation of those activities during or at any time after the Term (subject to the Company’s Code of Standards Ethics & Conduct as in effect on the Grant Date). In addition, the Participant may (i) serve as a member of the board of directors (or similar governing body) of any entity in which the Company has an equity investment, any non-profit entity and up to two additional entities that are not Competitive Businesses, and (ii) engage in charitable, professional and/or community activities, in each case, so long as such activities do not conflict or materially interfere with the proper performance of the Participant’s duties and obligations to the Company.

b.Non-Compete. During the Participant’s Eligible Service, the Participant will not, directly or indirectly, become associated with, interested in or engage in any Competitive Business as an individual, partner, stockholder, member, creditor, director, manager, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; provided that a passive ownership of stock representing less than five percent (5%) of the capital stock of a publicly held corporation shall not be deemed a breach of this covenant.

c.Non-Solicit of Employees and Contractors. During the Participant’s Eligible Service and for twelve (12) months following the termination of the Participant’s Eligible Service (the
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“Restricted Period”), the Participant will not (directly or indirectly) solicit any employee or independent contractor of the Company or any other member of the Company Group to terminate such person’s employment or independent contractor relationship with, or otherwise cease providing services to, the Company or any member of the Company Group.
III.Definitions.

a.“Competitive Business” means any activity that constitutes engaging in: (i) the sale, rental or licensing of new and/or used products or other merchandise in the video game, games or gaming categories (the “Categories”) through any channel or means of distribution; (ii) the publication and sale of a magazine related to the Categories; (iii) the purchase, collection, refurbishment, sale and/or trading of pre-owned consumer devices in the Categories; and (iv) such other businesses mutually agreed to by the parties in which the Company may engage in the last twenty-four (24) months of the Participant’s Eligible Service and for which the Participant has direct or indirect responsibility or about which the Participant has Confidential Information.

b.“Confidential Information” shall mean information that is proprietary or confidential or competitively valuable to the Company or any subsidiary or affiliate of the Company (collectively, the Company and its subsidiaries and affiliates are referred to herein as the “Company Group”), including all designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to the Participant, individually or in conjunction with others, during the Participant’s employment (whether during business hours or otherwise and whether on Employer’s premises or otherwise) that relate to the Company Group’s businesses or properties, products or services including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within customers’ organizations, customer lists; customer product purchasing histories; product information; sales and training manuals; data (including sales and inventory data for retail stores, and the analysis of such data); proprietary technology, computer programs, listings, prospect lists, manuals, processes, marketing strategies; methods of operation; distribution strategies; the terms of retail store leases; information relating to the planned location of new retail stores, manufacturing processes, employee evaluations, salary and employee benefits, the terms of the Agreement to which this Exhibit A is attached, and any other operational and strategic information essential to the conduct of the business of the Company Group. Confidential Information shall not include any information that (a) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of the Participant or any of the Participant’s agents; (b) was available to the Participant on a non-confidential basis before its disclosure by the Company Group; or (c) becomes available to the Participant on a non-confidential basis from a source other than the Company Group; provided that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to the Company Group.

c.“Engaging in” means the Participant’s employment in or providing services to departments or divisions of companies that engage in a Competitive Business; provided that the restrictions in Section 1.b. shall not apply to a company for which, during the twelve (12)-month period prior to the Participant’s termination of Eligible Service, gross revenue from the Competitive Business constituted less than $5 million and less than one percent (1%) of aggregate gross revenues.

IV.Permitted Disclosures. Notwithstanding the foregoing provisions, nothing in these Covenants (including in Section 1) shall prohibit or restrict the Participant from lawfully: (i) initiating
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communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Participant from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of Law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of Law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nor do these Covenants require the Participant to obtain prior authorization from Employer before engaging in any conduct described in this Section 3 or to notify Employer that Participant has engaged in any such conduct. Nothing in these Covenants shall prohibit, limit, interfere, or restrict in any way the Participant’s right to exercise of any rights, including under the National Labor Relations Act, or properly utilize any Company Group policy allowing the Participant to discuss, address, or raise concerns about matters involving their employment or any member of the Company Group.
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EXHIBIT B
FORM OF RELEASE OF CLAIMS
This Release of Claims (this “Release”) is entered into by and between Ryan Cohen (the “Releasor”) and GameStop Corp., a Delaware corporation (the “Company”), effective as of the Release Effective Date (as defined below). This Release is delivered pursuant to the Nonqualified Stock Option Award Agreement dated as of January 6, 2026 (the “Award Agreement”), in connection with the Releasor’s termination of Eligible Service that constitutes a Good Leaver Termination under the Award Agreement.
I.Consideration. In consideration for the benefits provided to Releasor under Section III(a) of the Grant Notice to the Award Agreement (including the vesting and continued outstanding status of certain Options), to which Releasor would not otherwise be entitled absent this Release, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Releasor agrees to the terms of this Release.
II.Release of Claims. Except as provided in Section 3 below, Releasor, on behalf of Releasor and Releasor’s heirs, executors, administrators, representatives and assigns, hereby irrevocably and unconditionally releases and forever discharges the Company and each member of the Company Group, and each of their related entities and insurers and its and their predecessors, successors and assigns, and, with respect to each and all of the foregoing (including the Company and each member of the Company Group), all of its and their respective current and former directors, officers, employees, agents, attorneys, members, owners, unit holders, partners, representatives, stockholders or shareholders, trustees, employee benefit plans, and administrators or fiduciaries of such plans and each of their successors and assigns (collectively, the “Released Parties”), from any and all claims, demands, causes of action, obligations, damages, and liabilities of every kind and nature, whether known or unknown, suspected or unsuspected, arising on or before the date Releasor executes this Release, that in any way relate to Releasor’s employment with the Company or the termination of that employment. This release includes, without limitation, claims arising under federal, state or local constitutions, statutes, regulations or ordinances, and claims arising under common law, including claims for breach of contract, tort, fraud, misrepresentation, defamation, discrimination, harassment, retaliation, wages, bonuses, severance, commissions, benefits or compensation, and claims under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, and any similar federal, state or local law.
III.Excluded Claims. Notwithstanding Section 2 above, this Release does not release (and Releasor expressly retains): (a) any rights or claims that arise after the date Releasor executes this Release; (b) any rights or claims to enforce the Award Agreement or any other written agreement with the Company (including, without limitation, any rights with respect to vested equity awards, and any rights that by their terms survive termination of Eligible Service); (c) any rights or claims held by Releasor in Releasor’s capacity as a stockholder of the Company (including, without limitation, claims relating to the ownership of equity securities, disclosure obligations, fiduciary duties, appraisal rights, or derivative claims); (d) any claims that cannot be released as a matter of law; and (e) any rights to file a charge or participate in an investigation or proceeding with a governmental agency (provided that Releasor waives the right to recover individual monetary relief in connection with any such charge, investigation or proceeding to the fullest extent permitted by law). For the avoidance of doubt, the Participant’s rights to indemnification, advancement of expenses, limitation of liability, or coverage under directors’ and officers’ insurance policies (including any tail policies), in each case, are unaffected by this Agreement.
IV.ADEA; Review and Revocation. Releasor acknowledges and agrees that: (a) Releasor is hereby advised in writing to consult with an attorney prior to executing this Release; (b) Releasor has
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been provided at least twenty-one (21) days to consider this Release; (c) Releasor may revoke this Release within seven (7) days after signing it by delivering written notice of revocation to the Company in accordance with the notice provisions of the Award Agreement; and (d) this Release will not become effective or enforceable until the revocation period has expired without revocation (the “Release Effective Date”).
V.No Admission. This Release does not constitute an admission by any Released Party of any wrongdoing, liability, or violation of law.
VI.Governing Law. This Release will be construed in accordance with the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

RELEASOR:		COMPANY: GAMESTOP CORP.
By:	_______________________	By:	_______________________
Name:	Ryan Cohen	Name:	[●]
		Title:	[●]

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